Exhibit 4.9

Uimhir       296444

Number    296444

DEIMHNIÚ CORPRAITHE UM ATHRÚ AINM

Certificate of Incorporation

On Change Of Name

Deimhním leis seo go bhfuil an chuideachta

I hereby certify that

INGERSOLL-RAND IRISH HOLDINGS

a bhfuil a hainm athraithe aici le ceadú Chláraitheoir na gCuideachtaí, corpraithe anois faoin ainm having, with the approval of the Registrar of Companies, changed its name, is now incorporated under the name

INGERSOLL-RAND IRISH HOLDINGS UNLIMITED COMPANY

agus go bhfuil an t-ainm sin curtha ar an gClár agam dá réir.

and I have entered such name on the Register accordingly.

Arna thabhairt faoi mo láimh,

Given under my hand,

Déardaoin, an 20ú lá de Lúnasa, 2015

Thursday, the 20th day of August, 2015

[illegible signature]

thar ceann Chláraitheoir na gCuideachtaí

for Registrar of Companies